UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 4, 2026

First BanCorp.
(Exact Name of Registrant as Specified in its Charter)

Puerto Rico	001-14793	66-0561882
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1519 Ponce de Leon Ave. P.O. Box 9146 San Juan, Puerto Rico	00908-0146
(Address of Principal Executive Offices)	(Zip Code)

(787) 729-8200
(Registrant’s Telephone Number, including Area Code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.10 par value)	FBP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Current Report on Form 8-K/A (this “Amendment”) amends the Current Report on Form 8-K filed by First BanCorp (the “Corporation”) with the Securities and Exchange Commission on February 9, 2026 (the “Original Form 8-K”) regarding the retirement of Orlando Berges as Executive Vice President and Chief Financial Officer (“CFO”) and the appointment of Said Ortiz as Executive Vice President and CFO. This Amendment provides a description of (i) the terms of Orlando Berges’ transition from Executive Vice President and CFO to a non-employee consultant of the Corporation; and (ii) the compensatory arrangement of Said Ortiz in connection with his appointment as Executive Vice President and CFO of the Corporation.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Consulting Arrangement with Orlando Berges

In connection with his retirement, on June 30, 2026, Mr. Berges and FirstBank Puerto Rico, a subsidiary of the Corporation entered into a Professional Services Agreement (the “PSA”) under which Mr. Berges will provide consulting and advisory services as an independent contractor to the Corporation from July 1, 2026 through December 31, 2026 (the “Term”), unless earlier terminated. The PSA may be renewed upon mutual agreement of the parties prior to the end of the Term. During the Term of the PSA, the Corporation shall pay Mr. Berges an hourly fee of $300 for the services provided pursuant to the PSA, which will be provided only as requested by the Corporation and subject to Mr. Berges’ availability.

The PSA also provides that, during the Term, Mr. Berges shall provide advisory and consulting services to the Corporation in connection with pending or historical matters, financial and accounting matters, strategic and transactional matters, as well as audit, regulatory, and examination support. The PSA contains customary confidentiality, non-solicitation, and non-competition provisions, with the non-solicitation and non-competition covenants applying for twelve (12) months and six (6) months, respectively, following termination of the PSA.

The foregoing description of the terms and conditions of the PSA does not purport to be complete and is qualified in its entirety by reference to the full text of the PSA, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Compensatory Arrangement with Said Ortiz

In connection with Mr. Ortiz’s appointment as Executive Vice President and Chief Financial Officer, the Corporation entered into a one-year employment agreement (the “Agreement”) effective July 1, 2026 with Mr. Ortiz. The Agreement automatically renews for successive one-year periods unless the Corporation or Mr. Ortiz provides prior notice of non-renewal. Under the terms of the Agreement, Mr. Ortiz is entitled to receive annually a base salary of $475,000 (the "Annual Base Salary"), plus an annual bonus opportunity based upon Mr. Ortiz’s achievement of predetermined business objectives. In addition, Mr. Ortiz is also eligible to participate in the Corporation’s employee benefit plans and programs available to executives of the Corporation. The Agreement contains customary confidentiality and non-solicitation provisions that apply for a period of twelve (12) months following the termination of the Agreement.

If Mr. Ortiz is terminated by the Board without cause within a two-year period following a change in control of the Corporation, he will be entitled to receive a severance lump sum payment equal to two times his Annual Base Salary plus two times the average cash performance bonus paid to him in any of the two calendar years prior to the year of the termination without cause, and the value of any other benefits provided to Mr. Ortiz during the year in which the termination without cause occurs. In the event the Corporation terminates Mr. Ortiz’s employment without cause during the employment period, Mr. Ortiz will be entitled to a severance payment equal to the then current cash base salary amount to which he would be entitled under the Agreement, plus the average cash performance bonus for the last two calendar years prior to the year in which the termination without cause occurs.

For purposes of the Agreement with Mr. Ortiz, a "Change of Control" will be deemed to have taken place if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Corporation having 25% or more of the total number of votes which may be cast for the election of directors of the Corporation or which, by cumulative voting, if permitted by the Corporation’s charter or bylaws, would enable such third person to elect 50% or more of the directors of the Corporation; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or any other business combination, sales of assets or contested election, or any combination of the foregoing transactions, the person who were directors of the Corporation before such transaction shall cease to constitute a majority of the Board of the Corporation or any successor institution.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description of Exhibit

10.1	Professional Services Agreement, as of June 30, 2026, by and between Orlando Berges and FirstBank Puerto Rico.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2026	First BanCorp.

	By:	/s/ Sara Alvarez
	Name:	Sara Alvarez
	Title:	EVP and General Counsel